Exhibit 99.2

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

REDWOOD MERGER SUB I, INC.,

a wholly owned subsidiary of

RHYTHMONE PLC,

to exchange each outstanding share of common stock of

YUME, INC.

for

$1.70 in cash without interest and 0.7325 ordinary shares of RhythmOne, which gives effect to the 10-for-1 share consolidation of RhythmOne ordinary shares implemented on September 25, 2017

(subject to the terms and conditions as described in the prospectus/offer to exchange and the accompanying letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT THE TIME THAT IS ONE MINUTE FOLLOWING 11:59 P.M. PACIFIC TIME ON FEBRUARY 1, 2018, UNLESS THE EXPIRATION TIME OF THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

January 4, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Redwood Merger Sub I, Inc. (the “Purchaser”), a wholly owned subsidiary of RhythmOne plc (“RhythmOne”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, together with any amendments or supplements thereto, to exchange (such offer to exchange, the “Offer”) for each outstanding share of common stock of YuMe, Inc. (“YuMe”), par value $0.001 per share (“YuMe Shares”), that is validly tendered in the Offer and not properly withdrawn:

i.	$1.70 in cash without interest (the “Cash Consideration”); and

ii.

0.7325 ordinary shares of RhythmOne (“RhythmOne Shares”), which gives effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017 (the “Share Consideration”, together with the Cash Consideration, the “Transaction Consideration”).

YuMe stockholders will not receive any fractional RhythmOne Shares in the Offer, and each YuMe stockholder who otherwise would be entitled to receive a fraction of a RhythmOne Share pursuant to the Offer will be paid an amount in cash (without interest) in lieu thereof, determined by multiplying (a) the RhythmOne trading price, rounded to the nearest one-hundredth of a cent by (b) the fraction of a share (after aggregating all YuMe Shares held by such holder and accepted for payment by Purchaser pursuant to the Offer or otherwise held by such holder at the Effective Time, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of RhythmOne Shares to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of RhythmOne Shares.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE TIME THAT IS ONE MINUTE FOLLOWING 11:59 P.M. PACIFIC TIME ON FEBRUARY 1, 2018, UNLESS THE EXPIRATION TIME OF THE OFFER IS EXTENDED

There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the time that is one minute following 11:59 p.m. Pacific time on February 1, 2018 (the “Expiration Time”).

Please note that the Offer involves the exchange of YuMe Shares for RhythmOne Shares and cash. RhythmOne Shares are admitted to listing on the Official List of the United Kingdom Listing Authority and to trading on the AIM market of the London Stock Exchange under the symbol RTHM. RhythmOne Shares are not, and the RhythmOne Shares to be issued in the Offer will not, be listed or traded on any U.S. securities exchange.

In order to facilitate the timely payment of the Transaction Consideration, RhythmOne will issue RhythmOne Shares directly to DTC participants (rather than to DTC’s nominee, Cede & Co.) based on information in DTC’s records immediately prior to the Expiration Time. RhythmOne has made arrangements under which Computershare, as agent (the “Agent”), will (1) instruct The Depository Trust Company (“DTC”) to debit all book-entry YuMe Shares held in the stockholder accounts of its participants at the Expiration Time, (2) instruct RhythmOne’s registrar, Computershare, to credit the appropriate number of whole RhythmOne Shares to a CREST account registered to you (or your nominee) for the benefit of your clients, or, if invalid or incomplete CREST account details are supplied by you, to issue a physical certificates representing RhythmOne Shares to you (or your nominee) for the benefit of your clients and (3) transfer the funds representing the aggregate amount of cash in lieu of fractions of RhythmOne Shares to DTC for further transfer to you (or your nominee), for the benefit of your clients.

RhythmOne Shares are not DTC eligible securities, and you will not be able to hold RhythmOne Shares issued in the Offer in book-entry format through DTC.

For your information and for forwarding to your clients for whose accounts you hold YuMe Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the prospectus/offer to exchange;

2.	the related letter of transmittal for your use in accepting the Offer and tendering YuMe Shares and for the information of your clients;

3.

a printed form of letter which may be sent to your clients for whose accounts you hold YuMe Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.

A CREST election form (in the form attached) to provide the Agent with your (or your nominee’s) CREST account instructions so that the appropriate number of RhythmOne Shares can be credited therein, for the benefit of your clients. You should validate the full CREST account details with your CREST custodian before completing and lodging this form. You are recommended to also notify your custodian of the anticipated number of RhythmOne ordinary shares due to be received as well as the anticipated date of receipt.

The Information Agent for the Offer can be contacted at:

Georgeson LLC

By Telephone – 9 a.m. to 6 p.m. New York time, Monday to Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico: 1- 866-856-2826 (Toll Free)

If you (or your nominee) do not have a CREST account, or provide the Agent with accurate and invalid or incomplete information to credit such RhythmOne Shares to a CREST account by 5:00 p.m. (New York time) on the date of the Expiration Time, the Agent will instruct RhythmOne’s registrar to issue certificates in your (or your nominee’s) name representing the appropriate number of new RhythmOne Shares to be issued in exchange for YuMe Shares held by you (or your nominee) and to deliver such certificates to the name and address recorded against your DTC participant account. All certificates will be sent from the UK by post, entirely at your own risk.

If you have any questions about this transaction, or any related procedures, please contact the Agent at the number provided above.

RhythmOne will not pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Computershare Trust Company, N.A., as the exchange agent, and other persons described in the section of the prospectus/offer to exchange titled “The Offer — Exchange of Shares,” for soliciting tenders of YuMe Shares pursuant to the Offer. Upon request, RhythmOne will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.

Very truly yours,

Georgeson LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF RHYTHMONE, PURCHASER, YUME, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

CREST INSTRUCTION FORM

Please provide your (or your nominee) CREST instructions below to receive your RhythmOne plc. ordinary shares in uncertificated book-entry form via CREST. The CREST delivery will be done by REG method, where the share will be credited to the account with, no match instructions required. Note – The shares will be deposited at the CREST participant level. You must contact your custodian for the shares to be further credited to your specified account. You should also provide contact details for your U.K. Receiving Broker to be used only in the event of any queries relating to the credit of shares to the account specified by you below.

CREST Participant ID*:

CREST Member Account ID*:

Name of CREST Participant:

U.K. Receiving Broker Name:

U.K. Receiving Broker Phone No.:

U.K. Receiving Broker Email:

DTC Participant Number:

DTC Participant Name:

DTC Participant Contact:

DTC Participant Phone No.:

DTC VOI No.:

* CREST Participant ID must be between 3-5 alpha-numeric characters. CREST Member Account ID can be blank or up to 8 alpha-numeric characters. Check details with your nominated CREST custodian.

___ ___ ___ ___ ___

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Note – Computershare will only accept one Form per DTC participant number.

By signing this Form, you are authorizing the attempt to deliver the entitlement of RhythmOne shares as a result of the Offer of YuMe, Inc. with a subsidiary of RhythmOne plc to the account indicated on this Form. Computershare, as exchange agent for RhythmOne, will instruct Computershare, the registrar for RhythmOne, to credit RhythmOne shares to the account reference above based on information in DTC’s records immediately prior to the effective time of the Offer.

Delivery of your entitlement of ordinary shares of RhythmOne is based solely on Computershare’s ability to deliver these shares in accordance with the instruction above. As such, if Computershare is not provided with the explicit instructions as stated in this Form by 5:00 P.M. (New York time) on                     ,             , or Computershare is unsuccessful in its attempt to deliver the entitlement of RhythmOne shares, your shares will be registered in certificated form in the name of the Nominee as detailed above. The issuance and delivery of physical share certificated may cause a significant delay in your receipt and ability to transact in the new RhythmOne ordinary shares .

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